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                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE

Contacts:
News Media:  Josh Howell                         Investors:   Gary Brandt
             (402) 231-3405                                   (402) 231-3432


                WORLDCOM ANNOUNCES INTENT TO ISSUE SENIOR NOTES

JACKSON, Miss. March 18, 1997 - WorldCom, Inc. (WorldCom) today announced that it proposes to issue $1.5 billion of senior notes in a partial drawdown of its previously announced shelf registration statement. The shelf registration statement became effective February 12, 1997 for the sale, from time to time, of debt securities having an aggregate value of up to $3.0 billion.

WorldCom intends to use the net proceeds from this offering under this registration primarily for the repayment of bank debt, general corporate purposes and to fund expansion.

A preliminary prospectus supplement related to this offering has not yet been distributed. These securities may not be sold, nor may offers to buy be accepted, prior to availability of a final prospectus supplement. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

WorldCom is a global business telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom subsidiary, UUNET Technologies, Inc., is the world's largest provider of Internet services. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and WCOMP, respectively.



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